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                                                                     EXHIBIT 4.2
                                                                     -----------

To: Gemini Israel Fund L.P. ("the Holder")      Date: September 26, 1996

                                    WARRANT

                       to Purchase up to an Aggregate of

            605 Series A Preferred Shares (subject to adjustment) of

                         Inspec-Validation Systems Ltd.

                     at a per share price as detailed below

                VOID AFTER 17:00 p.m. (prevailing Tel Aviv time)

              On the last day of the Option Period (defined below)

     This is to certify that the holder specified above ("Holder") is entitled to purchase, subject to the provisions of this Warrant, from Inspec-Validation Systems Ltd. (the "Company"), during the period from the date hereof until the earlier of (i) the initial public offering of the shares of the Company ("IPO"); or (ii) the sale of substantially all of the assets or the shares of the Company ("Sale") (the "Option Period"), an aggregate of up to 605 (Six Hundred and Five) (subject to adjustment) fully paid and non-assessable Series A Preferred Shares, nominal value NIS 0.01 per share (the "Preferred Shares" or "Warrant Shares"), of the Company at a price of $37.20 per share or the New Israel Shekel ("NIS") equivalent thereof (the "Exercise Price"), all subject to the terms and conditions set forth below and the terms and conditions set forth in Section
7.02 of the Loan Agreement between the parties, dated August 26, 1996.

1.   Exercise of Warrant
     -------------------

     (a) Exercise. Subject to the provisions hereof, this Warrant may be exercised, in whole or in part, on one or more occasions at any time during the Option Period. Notice of exercise of this Warrant (i) in connection with an IPO must be submitted within 30 days of the filing by the Company of the first draft of its prospectus or registration statement with the securities authority with jurisdiction over the public offering and (ii) in connection with a Sale must be submitted within 10 business days of the signing of the agreement between the Company and the purchaser in respect of the Sale. In both cases, the notice period shall run only after the Company has notified the Holder of the occurrence of the relevant event.

     (b) Exercise for Cash. This Warrant shall be exercised by presentation and surrender hereof to the Company at the principal office of the Company, accompanied by (i) a written notice of exercise and (ii) payment to the Company, for the account of the Company, of the Exercise Price for the number of Preferred Shares specified in such notice. The Exercise Price for the number of Preferred Shares specified in the notice
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shall be payable in immediately available good funds, in U.S. dollars or the NIS equivalent thereof, based on the Representative Rate of Exchange published by the Bank of Israel known as of the time of payment.

     (c) Exercise on Net Issuance Basis in IPO. In lieu of payment to the Company as set forth in subsection 1(b) above, the Holder may, in connection with an IPO, convert this Warrant (the "Conversion Right") in whole or in part, into the number of Ordinary Shares calculated pursuant to the following formula, by surrendering this Warrant to the Company at the principal office of the Company, accompanied by a written notice of exercise, specifying the number of Ordinary Shares into which the Holder desires to convert this Warrant (namely, the number of Ordinary Shares obtainable upon conversion of the Preferred Shares to which the Holder is entitled upon exercise of this Warrant):

                               Y(A-B)
                           X = ------
                                 A

     Where: X = the number of Ordinary Shares to be issued to the Holder.

            Y = the number of Ordinary Shares obtainable upon conversion of the
                Preferred Shares to which the Holder is entitled upon exercise of this Warrant;

            A = the fair market value of one Ordinary Share, and

            B = the Exercise Price,

     As used herein, the fair market value of an Ordinary share shall mean the price to the public in the IPO, less the underwriter's commission.

     (d) Exercise on Net Issuance Basis in a Sale. In lieu of payment to the Company as set forth in subsection 1(b) above, the Holder may, in connection with a Sale, convert this Warrant (the "Conversion Right") in whole or in part, into the number of Preferred Shares calculated pursuant to the following formula, by surrendering this Warrant, to the Company at the principal office of the Company, accompanied by a written notice of exercise, specifying the number of Preferred Shares into which the Holder desires to convert this Warrant:

                               Y(A-B)
                           X = ------
                                 A

     Where: X = the number of Preferred Shares to be issued to the Holder;

            Y = the number of Preferred Shares to which the Holder is
                entitled upon exercise of this Warrant;

            A = the fair market value of one Preferred Share; and

            B = the Exercise Price.
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     As used herein, the fair market value of a Preferred Share shall be as calculated by the auditors of the Company, based on the total consideration to be received by the Company (for its shares or assets, as the case may be), taking in account the number of shares calculated on a fully diluted basis (including the Warrant Shares to be issued pursuant to this Warrant), and taking into account the rights attached to the Preferred Shares pursuant to the Articles of Association of the Company.

     (e) Partial Exercise, Etc. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder to purchase the balance of the shares purchasable hereunder.

     (f) Issuance of the Warrant Shares. Upon presentation and surrender of the notice of exercise accompanied by the payment of the Exercise Price pursuant to section 1(b), or upon presentation and surrender of the notice of exercise pursuant to sections 1(c) or 1(d), as the case may be, the Company shall issue promptly to the Holder the shares to which the Holder is entitled thereto. Upon receipt by the Company of the notice or exercise (and the Exercise price, if applicable), the Holder shall be deemed to be the Holder of the shares issuable upon such exercise, notwithstanding that the share transfer books of the Company shall then be closed and that certificates representing such shares shall not then be actually delivered to the Holder. The Company shall pay all taxes and other charges that may be payable in connection with the issuance of the shares and the preparation and delivery of share certificates pursuant to this Section 1 in the name of the Holder, but shall not pay any taxes payable by the Holder by virtue of the holding, issuance, exercise or sale of this Warrant of the shares by the Holder.

2.   Reservation of Shares: Preservation of Rights of Holder
     -------------------------------------------------------

     The Company hereby agrees that at all times it will maintain and reserve, free from pre-emptive rights, such number of authorized but unissued Preferred Shares so that this Warrant may be exercised without additional authorization of Preferred Shares after giving effect to all other options, warrants, convertible securities and other rights to acquire shares of the Company. The Company further agrees that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company, or the provisions contained in the Company's Articles of Association relating to the tights of the holders of the Preferred Shares.

3.   Exchange or Loss of Warrant
     ---------------------------

     Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered shall
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                                       4

constitute an additional contractual obligation on the part of the Company, whether or not the Warrant so lost, stolen destroyed or mutilated shall be. at any time enforceable by anyone.

4.   Adjustment
     ----------

     The number of Preferred Shares purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time or upon exercise as provided in this paragraph 4.

     (a) Rights Offer. If the Company's shareholders are offered any securities whatsoever by a rights issue, neither the Exercise Price nor the quantity of Warrant Shares will be adjusted, provided that the Company shall offer identical rights on the same terms and conditions to the Holder, as if the Holder had exercised this Warrant in full immediately prior to the date of conferring the right to participate in the rights issue.

     (b) Consolidation and Division. If the Company consolidates its Ordinary Shares into shares of greater nominal value, or subdivides them into shares of lesser nominal value, the number of Warrant Shares to be allotted on exercise of this Warrant after such consolidation or subdivision will be reduced or increased, as the case may be, such increase or decrease, as the case may be, to become effective immediately after The opening of business on the day following the day upon which such subdivision or combination becomes effective, and in each case the Exercise Price shall be adjusted appropriately. The Holder will not be entitled to receive a fraction of a Warrant Share.

     (c) Bonus Shares. In the event of a distribution of bonus shares prior to the end of the Option Period, this Warrant shall represent the right to acquire; in addition to the number of Warrant Shares indicated in the caption of this Warrant, and without payment of any additional consideration therefor, the amount of such bonus shares to which the Holder hereof would have been entitled had this Warrant been exercised prior to the distribution of the bonus shares.

     (d) Share Swap. Insofar as the Company is party to a share swap agreement or arrangement (such as a merger or reorganization) (the "share swap"), in which an offer is made to the Company's shareholders to swap their shares for securities of some other corporation, the Company shall require the other corporation to undertake to allot to the Holder, upon the exercise of this Warrant, such securities as were swapped for the shares of the Company, as though the Holder had held the Warrant Shares on the record date of the share swap.

5.  Notice
    ------

    Whenever the number of Preferred Shares for which this Warrant is exercisable is adjusted as provided in paragraph 4 hereof;, the Company shall promptly compute such adjustment and mail to the Holder at the last address provided to the Company in writing a certificate, signed by a principal financial officer of the Company, setting forth the
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                                       5

number of Preferred Shares for which this Warrant is exercisable and the Exercise Price as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment has or will become effective.

6.   Rights of the Holder
     --------------------

     (a) Without limiting the foregoing or any remedies available to the Holder, the Holder will be entitled to specific performance of the obligations hereunder, and injunctive relief against actual or threatened violations of the obligations of any person subject to, this Warrant.

     (b) The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company.

7.   Termination
     -----------

     This Warrant and the rights conferred hereby shall terminate at the aforementioned time on the last day of the Option Period.

8.   Governing Law
     -------------

     This Warrant shall be governed by, and interpreted in accordance with, the laws of the State of Israel, without giving effect to the rules respecting conflict of law, and the parties hereto irrevocably submit to the exclusive jurisdiction of the Courts of Israel in respect of any dispute or matter arising out of or connected with this Warrant.

DATED: September 26, 1996                       INSPEC-VALIDATION SYSTEMS LTD.

                                                By:   /s/ Avishai Silvershatz
                                                      ------------------------
                                                Name: Avishai Silvershatz
                                                      ------------------------